ENTERPRISE INFORMATICS ANNOUNCES
 4th QUARTER AND 2007 YEAR END RESULTS

2007 Highlights:
Revenue Up 28% vs. 2006
EBITDA $1.8 million vs. 2006 Loss

SAN DIEGO, CA, January 2, 2008– Enterprise Informatics Inc. (OTCBB: EPRS), a leading provider of enterprise information management solutions, today reported results of operations for its fourth quarter and fiscal year ended September 30, 2007.

Revenues for the fourth quarter of FY2007 were $1.7 million versus $1.6 million in the same period a year ago.  Earnings before interest, taxes, depreciation, amortization and stock compensation expense (“EBITDA”) for the fourth quarter of FY2007 was a loss of ($25,000), or ($0.00) per share. These results compare to an EBITDA loss of ($160,000) or ($0.00) per share for the same quarter a year ago.

Net loss available to common shareholders for the fourth quarter was ($217,000) or ($0.01) on a basic and diluted basis versus a net loss of ($370,000) or ($0.01) per share in the prior year.

Revenues for FY2007 were $9.0 million versus $7.0 million reported a year ago.  EBITDA for FY2007 was $1,808,000, or $0.05 and $0.04 per share on a basic and diluted basis, respectively. These results compare to an EBITDA loss of ($415,000) or ($0.01) per share reported a year ago.

Net income available to common shareholders for FY 2007 was $1.0 million or $0.03 and $0.02 per share on a basic and diluted basis, respectively, versus a net loss of ($2,376,000) or ($0.06) per share in the prior year.

“2007 was a year of significant accomplishments for the company. Of note, we had positive net earnings for the first time in over 10 years, we re-branded and re-launched  the Company as Enterprise Informatics positioning ourselves as a significant player in the Enterprise Information Management (EIM) market and we obtained Microsoft Windows Vista certification for our flagship product, eB,” stated Alan Kiraly, Chief Executive Officer.  “We enter 2008 with a new majority shareholder, a renewed focus and excitement about the immediate and long term future of the Company.”

COMPANY
CONTACT:                  Alan Kiraly, CEO
John Low, CFO
(858) 625-3000

About EnterpriseInformatics
Enterprise Informatics is a leading provider of enterprise information management solutions that enable organizations to reduce the cost of meeting compliance requirements, minimize business risk and optimize process efficiency. Enterprise Informatics’ advanced software product, eB, ensures the integrity of the controlled information by uniquely managing the connectivity to all relevant information such as documents, records, assets, people, processes and projects – creating an ecosystem for the rapid access of accurate information in context. eB vastly improves the integrity, visibility and access to all relevant information at the time it is needed.

Key customers include Entergy, NuStart Energy, Constellation Energy, Florida Power & Light, Continental Express, Ameren UE, City of Dayton, Lloyds Register of Shipping, Northeast Utilities, Network Rail, Aker Kvaerner, City of Las Vegas, City of Winston Salem, Fayetteville Public Works Commission and many others. www.enterpriseinformatics.com

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the Company’s SEC filings.

-tables follow-

ENTERPRISE INFORMATICS INC.
Consolidated Statements of Operations
	For the three months		For the year
	ended September 30,		ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Licenses	$309,000	$304,000	$3,107,000	$1,775,000
Services and other	1,393,000	1,277,000	5,867,000	5,231,000
Total revenues	1,702,000	1,581,000	8,974,000	7,006,000

Cost of revenues:
Licenses	42,000	52,000	169,000	324,000
Services and other	608,000	567,000	2,477,000	2,370,000
Total cost of revenues	650,000	619,000	2,646,000	2,694,000

Gross profit	1,052,000	962,000	6,328,000	4,312,000

Operating expenses:
Research and development	332,000	284,000	1,152,000	1,058,000
Marketing and sales	465,000	519,000	1,936,000	2,410,000
General and administrative	354,000	387,000	1,719,000	1,622,000
Total operating expenses	1,151,000	1,190,000	4,807,000	5,090,000

Income (loss) from operations	(99,000)	(228,000)	1,521,000	(778,000)

Interest and other income	2,000	-	2,000	4,000
Interest and other expense	(79,000)	(71,000)	(261,000)	(248,000)
Net income (loss)	(176,000)	(299,000)	1,262,000	(1,022,000)

Provision for income taxes	25,000	-	-	-

Net income (loss)	(151,000)	(299,000)	1,262,000	(1,022,000)

Deemed preferred dividend	-	-	-	(1,000,000)
Net income (loss) available after deemed preferred dividend	(151,000)	(299,000)	1,262,000	(2,022,000)

Cumulative preferred dividends	(66,000)	(71,000)	(264,000)	(354,000)
Net income (loss) available to common shareholders	$(217,000)	$(370,000)	$998,000	$(2,376,000)

Earnings (loss) per share:
Basic	$(0.01)	$(0.01)	$0.03	$(0.06)

Diluted	$(0.01)	$(0.01)	$0.02	$(0.06)

Weighted average shares outstanding:
Basic	37,504,000	36,895,000	37,324,000	36,876,000

Diluted	37,504,000	36,895,000	49,841,000	36,876,000

ENTERPRISE INFORMATICS INC.
Consolidated Balance Sheets

	September 30,	September 30,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash	$ 553,000	$ 95,000
Receivables, net	746,000	854,000
Other current assets	204,000	190,000
Total current assets	1,503,000	1,139,000

Property and equipment, net	211,000	131,000
Computer software, net	321,000	425,000
Other assets	27,000	28,000
Total assets	$ 2,062,000	$ 1,723,000

LIABILITIES AND SHAREHOLDERS' DEFICIT

Total liabilities	$ 6,410,000	$ 9,601,000

Total shareholders' deficit	(4,348,000)	(7,878,000)

Total liabilities and shareholders' deficit	$ 2,062,000	$ 1,723,000

EBITDA Calculation
(Unaudited)
	For the three months		For the year
	ended September 30,		ended September 30,
	2007	2006	2007	2006

Income (loss) from operations	$(99,000)	$(228,000)	$1,521,000	$(778,000)
Add back:
Depreciation and amortization	43,000	49,000	173,000	167,000
FAS 123R stock compensation expense	31,000	19,000	114,000	196,000

EBITDA excluding FAS 123R stock compensation expense	$(25,000)	$(160,000)	$1,808,000	$(415,000)

EBITDA per common share
Basic	$0.00	$0.00	$0.05	$(0.01)
Diluted	$0/00	$0.00	$0.04	$(0.01)

Shares used in computing EBITDA per share
Basic	37,504,000	36,895,000	37,324,000	36,876,000
Diluted	37,504,000	36,895,000	49,841,000	36,876,000